EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Acquires Environmental Chamber Manufacturer

Acquisition Expands Presence in Non-Semiconductor Markets

CHERRY HILL, NJ, October 7, 2008 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced its acquisition of privately-held Sigma Systems Corp.

Sigma Systems (http://www.sigmasystems.com), founded in 1956, is located in El Cajon, CA, and is a leading manufacturer of thermal platforms, custom configured environmental chambers and other environmental test solutions for a variety of industries including automotive, medical/pharmaceutical, electronic, aerospace/defense and semiconductor.

Robert E. Matthiessen, inTEST's President and Chief Executive Officer commented, "inTEST Corporation has been involved primarily in the semiconductor business from its inception. The once-robust growth in the semiconductor capital equipment industry has slowed considerably in recent years. Consequently we embarked on a strategy of pursuing business opportunities outside of the semiconductor industry and our vehicle for this endeavor has been our Temptronic Corporation subsidiary. Presently, approximately 10% to 15% of inTEST's net revenues come from non-semiconductor customers. Sigma Systems will be joining our Temperature Management product segment in a strategic fit with Temptronic that will greatly expand our product offerings outside the semiconductor market. Sigma System's products are highly complementary to our other Temperature Management products and will greatly facilitate inTEST's further penetration into non-semiconductor markets."

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACT:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.